Exhibit 23.1

KPMG LLP
Suite 300	Suite 1120
1212 N. 96th Street	1248 O Street
Omaha, NE 68114-2274	Lincoln, NE 68508-1493

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 7, 2025, with respect to the consolidated financial statements of Green Plains Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Omaha, Nebraska

August 11, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.